Filed Pursuant To Rule 433
Registration No. 333-130030

$970 mm GEMNT 2006-1 ** Priced **

Jt Leads - CS/BOA;  Co’s -  ABN, Blaylock, JPM, RBSGC

CL	SIZE(MM)	MDY/S&P/FCH	WAL	LGL-FNL	BENCH	SPRD	YLD	CNP	$ Price
A	$812.500	Aaa/AAA/AAA	2.97	09/17/12	I-Swps	-1	5.141%	5.08%	99.98049
B	92.500	A2/A/A	2.97	09/17/12	1M L	+11			100-00
C	65.000	Baa2/BBB/BBB+	2.97	09/17/12	1M L	+24			100-00

** CS to Bill and Deliver **

COLLATERAL: PRIVATE LABEL REVOLVING CREDIT CARD ACCTS EXPECTED SETTLE: 09/27/06 1ST PAYMENT: 11/15/06 ERISA ELIGIBLE: ALL CLASSES

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